                                                   Filed pursuant to Rule 424B5
                                                          File Number 333-54700

           Prospectus Supplement to Prospectus dated March 1, 2001.

                                 $500,000,000

                           [LOGO OF CSX CORPORATION]

                             6.75% Notes due 2011

                                 ------------

  The Notes will mature on March 15, 2011. Interest on the Notes is payable semiannually on March 15 and September 15 beginning September 15, 2001.

  CSX has the option to redeem all or a portion of the Notes at any time. The redemption price will be based on the present value of the scheduled payments of principal and interest remaining at the time of redemption, plus accrued interest. The discount rate used will be based on a U.S. Treasury security having a remaining life to maturity comparable to the Notes, plus 20 basis points. The redemption price will not be less than 100% of the principal amount of the Notes to be redeemed.

  CSX will not make application to list the Notes on any securities exchange or to include them in any automated quotation system.

                                 ------------

  Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

                                 ------------

                                                          Per Note    Total
                                                          -------- ------------
Initial public offering price............................ 99.719%  $498,595,000
Underwriting discount....................................  0.650%  $  3,250,000
Proceeds, before expenses, to CSX ....................... 99.069%  $495,345,000

  The initial public offering price set forth above does not include accrued interest, if any. Interest on the Notes will accrue from March 13, 2001 and must be paid by the purchaser if the Notes are delivered after March 13, 2001.

                                 ------------

  The underwriters expect to deliver the Notes in book-entry form only through the facilities of The Depository Trust Company against payment in New York, New York on March 13, 2001.

Goldman, Sachs & Co.                                       Salomon Smith Barney

            Banc of America Securities LLC

                             Credit Suisse First Boston

                                         JPMorgan

                                                 Merrill Lynch & Co.

                                                              Scotia Capital

                                 ------------
                  Prospectus Supplement dated March 8, 2001.

                        ABOUT THIS PROSPECTUS SUPPLEMENT

  This document is in two parts. The first part is the prospectus supplement, which describes the specific terms of the Notes we are offering and certain other matters relating to CSX. The second part, the base prospectus, gives more general information about securities we may offer from time to time, some of which does not apply to the Notes we are offering. Generally, when we refer to the prospectus, we are referring to both parts of this document combined. If the description of the Notes in the prospectus supplement differs from the description in the base prospectus, the description in the prospectus supplement supersedes the description in the base prospectus.

                                CSX CORPORATION

  CSX, headquartered in Richmond, Virginia, operates the largest rail network in the eastern United States and also provides intermodal, container shipping and international terminal services. CSX's goal, advanced at each of our business units, is to provide efficient, competitive transportation and related services for our customers and to deliver superior value to our shareholders. Unless the context indicates otherwise, references in this prospectus to CSX are to CSX Corporation and our consolidated subsidiaries. See "CSX Corporation" in the accompanying base prospectus for additional information concerning CSX.

                                USE OF PROCEEDS

  It is expected that substantially all of the net proceeds from the sale of the Notes will be used to refinance a portion of our outstanding commercial paper. At February 28, 2001, CSX had approximately $676 million of commercial paper outstanding. At February 28, 2001, the weighted average maturity of our outstanding commercial paper was approximately 68.2 days and the weighted average interest rate was approximately 6.7%. The balance, if any, of the net proceeds will be used for general corporate purposes, which may include capital expenditures, working capital requirements, implementation of work force reductions, improvements in productivity and other cost reductions at our major transportation units.

                              DESCRIPTION OF NOTES

  Set forth below is a description of the specific terms of the Notes. This description supplements, and should be read together with, the description of the general terms and provisions of the debt securities set forth in the accompanying base prospectus under the caption "Description of Debt Securities". The following description does not purport to be complete and is subject to, and is qualified in its entirety by reference to, the description in the base prospectus and the senior indenture. If the description of the Notes in this prospectus supplement differs from the description of the debt securities in the base prospectus, the description in this prospectus supplement supersedes the description in the base prospectus. Capitalized terms used in this Description of Notes that are not defined in this prospectus supplement have the meanings given to them in the base prospectus or the senior indenture.

General

  The Notes will initially be limited to $500,000,000 in aggregate principal amount. The Notes will be issued in fully registered form only, in denominations of $1,000 and integral multiples of $1,000, and will mature on March 15, 2011. The Notes will be issued as a series of senior debt securities under the senior indenture referred to in the accompanying base prospectus. The senior indenture does not limit the amount of other debt that CSX may incur. CSX may, from time to time, without the consent of the holders of Notes, issue other debt securities under the senior indenture in addition to the $500,000,000 aggregate principal amount of the Notes. CSX may also, from time to time, without the consent of the holders, issue additional debt securities having the same ranking and the same interest rate, maturity and other terms as the Notes. Any additional debt securities having those similar terms, together with the Notes, will constitute a single series of debt securities under the senior indenture.

  The Notes will bear interest from March 13, 2001, at the annual rate set forth on the cover page of this prospectus supplement, payable semiannually on March 15 and September 15 each year, commencing September 15, 2001, to the persons in whose names the Notes are registered at the close of business on the immediately preceding March 1 and September 1, respectively, whether or not such day is a business day.

  The Notes will be unsecured obligations of CSX and will rank pari passu with all other unsecured and unsubordinated indebtedness of CSX.

  The Notes do not provide for any sinking fund.

  For a description of the rights attaching to each series of debt securities under the senior indenture, see "Description of Debt Securities" in the accompanying prospectus.

  The provisions of the senior indenture described under "Description of Debt Securities--Discharge, Defeasance and Covenant Defeasance" in the accompanying base prospectus apply to the Notes.

Optional Redemption

  The Notes will be redeemable, in whole or in part, at our option at any time. The redemption price for the Notes to be redeemed will equal the greater of the following amounts, plus, in each case, accrued interest thereon to the redemption date:

  .  100% of the principal amount of such Notes; or

  . as determined by the Independent Investment Banker (as defined below), the sum of the present values of the remaining scheduled payments of principal and interest on the Notes (not including any portion of any payments of interest accrued as of the redemption date) discounted to the redemption date on a semiannual basis at the Adjusted Treasury Rate (as defined below) plus 20 basis points.

The redemption price will be calculated assuming a 360-day year consisting of twelve 30-day months.

  "Adjusted Treasury Rate" means, with respect to any redemption date:

  . the yield, under the heading which represents the average for the immediately preceding week, appearing in the most recently published statistical release designated "H.15(519)" or any successor publication which is published weekly by the Board of Governors of the Federal Reserve System and which establishes yields on actively traded United States Treasury securities adjusted to constant maturity under the caption "Treasury Constant Maturities," for the maturity corresponding to the Comparable Treasury Issue (if no maturity is within three months before or after the remaining term of the Notes, yields for the two published maturities most closely corresponding to the Comparable Treasury Issue will be determined and the Adjusted Treasury Rate will be interpolated or extrapolated from such yields on a straight line basis, rounding to the nearest month); or

  . if such release (or any successor release) is not published during the week preceding the calculation date or does not contain such yields, the rate per annum equal to the semiannual equivalent yield to maturity of the Comparable Treasury Issue, assuming a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for such redemption date.

  The Adjusted Treasury Rate will be calculated on the third business day preceding the redemption date.

  "Comparable Treasury Issue" means the United States Treasury security selected by the Independent Investment Banker as having a maturity comparable to the remaining term of the Notes to be redeemed that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the remaining term of such Notes.

  "Comparable Treasury Price" means, with respect to any redemption date, (A) the average of five Reference Treasury Dealer Quotations for such redemption date, after excluding the highest and lowest such Reference Treasury Dealer Quotations, or (B) if the Independent Investment Banker obtains fewer than five such Reference Treasury Dealer Quotations, the average of all such quotations.

  "Independent Investment Banker" means Goldman, Sachs & Co. and its successors, or if that firm is unwilling or unable to serve as such, an independent investment and banking institution of national standing appointed by us.

  "Reference Treasury Dealer" means:

  . Goldman, Sachs & Co. and its successors; provided that, if Goldman, Sachs & Co. ceases to be a primary U.S. Government securities dealer in New York City ("Primary Treasury Dealer"), we will substitute another Primary Treasury Dealer; and

  .  up to four other Primary Treasury Dealers selected by us.

  "Reference Treasury Dealer Quotation" means, with respect to each Reference Treasury Dealer and any redemption date, the average, as determined by the Independent Investment Banker, of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to the Independent Investment Banker by such Reference Treasury Dealer at 5:00 p.m. (New York City time) on the third business day preceding such redemption date.

  We will mail notice of any redemption at least 30 days but not more than 60 days before the redemption date to each holder of the Notes to be redeemed. If we elect to partially redeem the Notes, the trustee will select in a fair and appropriate manner the Notes to be redeemed.

  Unless we default in payment of the redemption price, on and after the redemption date interest will cease to accrue on the Notes or portions thereof called for redemption.

Book-Entry Notes

  The Notes will be represented by one or more permanent global Notes in definitive, fully registered form without interest coupons. Each beneficial interest in a global Note is referred to as a book-entry Note. Each global Note representing book-entry Notes will be deposited with the trustee, as custodian for, and registered in the name of, a nominee of The Depository Trust Company, as depositary, located in the Borough of Manhattan, The City of New York.

  Ownership of beneficial interests in book-entry Notes will be limited to persons who have accounts with the depositary ("participants") or persons who hold interests through participants. Ownership of beneficial interests in book-entry Notes will be shown on, and the transfer of that ownership will be effected only through, records maintained by the depositary or its nominee (with respect to interests of participants) and the records of participants (with respect to persons other than participants). The laws of some jurisdictions require that certain purchasers of securities take physical delivery of those securities in definitive form. Those laws may impair the ability to transfer book-entry Notes.

  So long as the depositary, or its nominee, is the registered owner or holder of a global Note, the depositary or the nominee, as the case may be, will be considered the sole owner or holder of the Notes represented by that global Note for all purposes under the senior indenture and the Notes. No beneficial owner of an interest in a global Note will be able to transfer that interest except in accordance with the depositary's applicable procedures, in addition to those provided for under the senior indenture.

  CSX has been advised by the depositary that upon the issuance of global Notes representing book-entry Notes, and the deposit of those global Notes with the depositary, the depositary will immediately credit, on its book-entry registration and transfer system, the respective principal amounts of the book-entry Notes represented by those global Notes to the accounts of participants. The accounts to be credited shall be designated by the underwriters.

  Payments of principal of and any premium and interest on book-entry Notes will be made to the depositary or its nominee, as the case may be, as the registered owner of those Notes. Those payments to the depositary or its nominee, as the case may be, will be made in immediately available funds at the offices of The Chase Manhattan Bank, as paying agent, in the Borough of Manhattan, The City of New York, provided that, in the case of payments of principal and any premium, the global Notes are presented to the paying agent in time for the paying agent to make those payments in immediately available funds in accordance with its normal procedures. None of CSX, the underwriters, the trustee or any agent of CSX, the underwriters or the trustee will have any responsibility or liability for any aspect of the depositary's records or any participant's records relating to or payments made on account of book-entry Notes or for maintaining, supervising or reviewing any of the depositary's records or any participant's records relating to book-entry Notes.

  CSX expects that the depositary or its nominee upon receipt of any payment of principal of or any premium or interest in respect of a global Note, will immediately credit, on its book-entry registration and transfer system, accounts of participants with payments in amounts proportionate to their respective beneficial interests in the principal amount of the global Notes as shown on the records of the depositary or its nominee. CSX also expects that payments by participants to owners of beneficial interests in book-entry Notes held through those participants will be governed by standing instructions and customary practices, as is now the case with securities held for the accounts of customers registered in "street name," and will be the responsibility of those participants.

  Transfers between participants in the depositary will be effected in the ordinary way in accordance with the depositary's rules and will be settled in same-day funds.

  CSX expects that the depositary will take any action permitted to be taken by a holder of Notes (including the presentation of Notes for exchange as described below) only at the direction of one or more participants to whose account or accounts the depositary interests in a global Note are credited and only in respect of the portion of the aggregate principal amount of the Notes as to which such participant or participants has or have given such direction. However, if there is an event of default under the Notes, the depositary will exchange the applicable global Note for definitive Notes in registered form, which it will distribute to its participants.

  CSX understands that the depositary is a limited purpose trust company organized under the laws of the State of New York, a "banking organization" within the meaning of New York Banking Law, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the Uniform Commercial Code, and a "Clearing Agency" registered pursuant to the provisions of Section 17A of the Exchange Act. The depositary was created to hold securities of its participants and to facilitate the clearance and settlement of securities transactions among participants through electronic book-entry changes in accounts of its participants and certain other organizations, thereby eliminating the need for physical movement of securities certificates. The depositary's participants include securities brokers and dealers (including the underwriters), banks, trust companies, clearing corporations, and certain other organizations, some of whom (or their representatives) own interests in the depositary. Indirect access to the depositary's book-entry system is also available to others, such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a participant, either directly or indirectly ("indirect participants").

  Although the depositary is expected to follow the foregoing procedures in order to facilitate transfers of interests in a global Note among participants of the depositary, it is under no obligation to perform or continue to perform such procedures and such procedures may be discontinued at any time. Neither CSX, the underwriters nor the trustee will have any responsibility for the performance by the depositary or its respective participants or indirect participants of its respective obligations under the rules and procedures governing their operations.

  The global Notes representing book-entry Notes may not be transferred except as a whole by a nominee of the depositary to the depositary or to another nominee of the depository, or by the depository or the nominee to a successor of the depositary or a nominee of the successor.

  The global Notes representing book-entry Notes are exchangeable for definitive Notes in registered form, of like tenor and of an equal aggregate principal amount, only if (x) the depositary notifies CSX that it is unwilling or unable to continue as depositary for the global Note or if at any time the depositary ceases to be a Clearing Agency registered under the Exchange Act and a successor depositary is not appointed by CSX within 90 days, (y) CSX in its sole discretion determines that the book-entry Notes will be exchangeable for definitive Notes in registered form or (z) any event has happened and is continuing which, after notice or lapse of time, or both, would become an event of default with respect to the Notes. Any global Note representing book-entry Notes that is exchangeable pursuant to the preceding sentence will be exchangeable in whole for definitive Notes in registered form, of like tenor and of an equal aggregate principal amount, in denominations of U.S. $1,000 and integral multiples of U.S. $1,000. Upon the exchange of a global Note for definitive Notes, that global Note will be canceled by the trustee and the definitive Notes will be registered in the names and in the authorized denominations as the depositary, pursuant to instructions from its participants, any indirect participants or otherwise, instruct the trustee. The trustee will deliver such Notes to the persons in whose names those Notes are registered and will recognize those persons as the holders of those Notes.

  Except as provided above, owners of book-entry Notes will not be entitled to receive physical delivery of Notes in definitive form and will not be considered the holders of those Notes for any purpose under the senior indenture, and no global Note representing book-entry Notes will be exchangeable, except for another global Note of like denomination and tenor to be registered in the name of the depositary or its nominee. Accordingly, each person owning a book-entry Note must rely on the procedures of the depositary and, if that person is not a participant, on the procedures of the participant through which that person owns its interest, to exercise any rights of a holder under that global Note or the senior indenture. The senior indenture provides that the depositary, as a holder, may appoint agents and otherwise authorize participants to give or take any request, demand, authorization, direction, notice, consent, waiver or other action which a holder is entitled to give or take under the senior indenture. CSX understands that under existing industry practices, if CSX requests any action of holders or an owner of a book-entry Note desires to give or take any action a holder is entitled to give or take under the senior indenture, the depositary would authorize the participants owning the relevant book-entry Notes to give or take that action, and those participants would authorize beneficial owners owning through those participants to give or take that action or would otherwise act upon the instructions of beneficial owners owning through them.

                                  UNDERWRITING

  CSX and the underwriters for the offering named below have entered into an underwriting agreement with respect to the Notes. Subject to certain conditions, each underwriter has severally agreed to purchase the principal amount of Notes indicated in the following table.

                                                                Principal Amount
                         Underwriters                               of Notes
                         ------------                           ----------------
Goldman, Sachs & Co. ..........................................   $275,000,000
Salomon Smith Barney Inc. .....................................   $100,000,000
Banc of America Securities LLC.................................   $ 25,000,000
Chase Securities Inc. .........................................   $ 25,000,000
Credit Suisse First Boston Corporation.........................   $ 25,000,000
Merrill Lynch, Pierce, Fenner & Smith Incorporated.............   $ 25,000,000
Scotia Capital (USA) Inc. .....................................   $ 25,000,000
                                                                  ------------
  Total........................................................   $500,000,000
                                                                  ============

  Notes sold by the underwriters to the public will initially be offered at the initial public offering price set forth on the cover of this prospectus supplement. Any Notes sold by the underwriters to securities dealers may be sold at a discount from the initial public offering price of up to 0.40% of the principal amount of the Notes. Those securities dealers may resell any Notes purchased from the underwriters to certain other brokers or dealers at a discount from the initial public offering price of up to 0.25% of the principal amount of the Notes. If all the Notes are not sold at the initial offering price, the underwriters may change the offering price and the other selling terms.

  The Notes are a new issue of securities with no established trading market. CSX has been advised by the underwriters that the underwriters intend to make a market in the Notes, but they are not obligated to do so and may discontinue market making at any time without notice. No assurance can be given as to the liquidity of the trading market for the Notes.

  In connection with the offering, the underwriters may purchase and sell Notes in the open market. These transactions may include short sales, stabilizing transactions and purchases to cover positions created by short sales. Short sales involve the sale by the underwriters of a greater number of Notes than they are required to purchase in the offering. Stabilizing transactions consist of certain bids or purchases made for the purpose of preventing or retarding a decline in the market price of the Notes while the offering is in progress.

  The underwriters also may impose a penalty bid. This occurs when a particular underwriter repays to the underwriters a portion of the underwriting discount received by it because the underwriters have repurchased Notes sold by or for the account of such underwriter in stabilizing or short covering transactions.

  These activities by the underwriters may stabilize, maintain or otherwise affect the market price of the Notes. As a result, the price of the Notes may be higher than the price that otherwise might exist in the open market. If these activities are commenced, they may be discontinued by the underwriters at any time. These transactions may be effected in the over-the-counter market or otherwise.

  CSX estimates that its share of the total expenses of the offering, excluding underwriting discounts and commissions, will be approximately $250,000.

  The underwriters or their respective affiliates have performed and may in the future perform various financial advisory, commercial banking and investment banking services for CSX from time to time, for which they received or will receive customary fees.

  CSX has agreed to indemnify the several underwriters against certain liabilities, including liabilities under the Securities Act of 1933.

                                 LEGAL MATTERS

  Certain legal matters in connection with the offering of the Notes will be passed upon for CSX by McGuireWoods LLP, Richmond, Virginia, and for the underwriters by Shearman & Sterling, New York, New York. Robert L. Burrus, Jr., a partner of McGuireWoods LLP, is a director of CSX and owns 15,729 shares of CSX common stock.

PROSPECTUS

$800,000,000

[CSX LOGO]

One James Center
901 East Cary Street
Richmond, Virginia 23219
(804) 782-1400

DEBT SECURITIES, COMMON STOCK, PREFERRED STOCK, DEPOSITARY SHARES AND SECURITIES WARRANTS

  We may sell from time to time, in one or more offerings:

    .  debt securities

    .  common stock

    .  preferred stock

    .  depositary shares

    .  warrants for debt securities, common stock or preferred stock

  The total offering price of these securities, in the aggregate, will not exceed $800,000,000. We will provide specific terms of these securities in supplements to this prospectus. You should read this prospectus and any supplement carefully before you invest.

  Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

This prospectus is dated March 1, 2001.

                               TABLE OF CONTENTS

About This Prospectus.......................................................   2

Where You Can Find More Information.........................................   3

CSX Corporation.............................................................   4

Forward-Looking Statements..................................................   5

Ratio of Earnings to Fixed Charges..........................................   5

Use of Proceeds.............................................................   6

Description of Debt Securities..............................................   7

Description of Capital Stock................................................  21

Description of Depositary Shares............................................  26

Description of Securities Warrants..........................................  27

Plan of Distribution........................................................  28

Legal Opinions..............................................................  29

Experts.....................................................................  29

                             ABOUT THIS PROSPECTUS

  This prospectus is part of a shelf registration statement that CSX Corporation filed with the Securities and Exchange Commission. Under the shelf registration statement, CSX may sell any combination of the securities described in this prospectus in one or more offerings up to a total dollar amount of $800,000,000. For further information about our business and the securities, you should refer to the registration statement and its exhibits. The exhibits to the registration statement and the documents we incorporate by reference contain the full text of certain contracts and other important documents summarized in this prospectus. Since these summaries may not contain all the information that you may find important in deciding whether to purchase the securities CSX may offer, you should review the full text of those documents. The registration statement can be obtained from the SEC as indicated under the heading "Where You Can Find More Information."

  This prospectus provides you with a general description of the securities CSX may offer. Each time CSX sells securities, we will provide a prospectus supplement that will contain specific information about the terms of that offering. Material United States federal income tax considerations will also be discussed in the applicable prospectus supplement. The prospectus supplement may also add, update or change information contained in this prospectus. You should read both this prospectus and any prospectus supplement together with additional information described under the heading "Where You Can Find More Information".

                      WHERE YOU CAN FIND MORE INFORMATION

  CSX files annual, quarterly and special reports, proxy statements and other information with the SEC. Our SEC filings are available to the public over the Internet at the SEC's web site at http://www.sec.gov. You may also read and copy any document we file at the SEC's public reference rooms in Washington, D.C., New York, New York and Chicago, Illinois. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. You may also read and copy these documents at the offices of the New York Stock Exchange, 20 Broad Street, New York, New York 10005.

  The SEC allows CSX to incorporate by reference the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus, and information that we file later with the SEC will automatically update and supersede this information. CSX incorporates by reference the documents listed below and any future filings made with the SEC under Sections 13(a), 13(c), 14, or 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), until CSX sells all of the securities.

  .  Annual Report on Form 10-K for the fiscal year ended December 29, 2000;

  .  Current Report on Form 8-K filed with the SEC on January 31, 2001; and

  . The description of CSX common stock contained in our Registration Statement on Form 8-B (File No. 1-8022) filed with the SEC on September 25, 1980; and the description of the Rights (described below) contained in our Registration Statement on Form 8-A (File No. 1-8022) filed with the SEC on May 29, 1998 and Form 8-A/A (File No. 1-8022) filed with the SEC on June 28, 2000.

  You may request a copy of any filings referred to above, at no cost, by contacting CSX at the following address: Alan A. Rudnick, Vice President-- General Counsel and Corporate Secretary, CSX Corporation, One James Center, 901 East Cary Street, Richmond, Virginia 23219, telephone number (804) 782-1400.

  You should rely only on the information contained or incorporated by reference in this prospectus and any prospectus supplement. CSX has not authorized anyone to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. CSX will not make an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus, as well as information CSX previously filed with the SEC and incorporated by reference in this prospectus, is accurate only as of the date on the front cover of this prospectus. Our business, financial condition, results of operations and prospects may have changed since that date.

                                CSX CORPORATION

  CSX, incorporated in Virginia in 1978 and headquartered in Richmond, Virginia, operates the largest rail network in the eastern United States and also provides intermodal, container shipping and international terminal services. CSX's goal, advanced at each of our business units, is to provide efficient, competitive transportation and related services for our customers and to deliver superior value to our shareholders. Unless the context indicates otherwise, references in this prospectus to CSX are to CSX Corporation and our consolidated subsidiaries.

CSX Transportation Inc. ("CSXT")

  CSXT is the largest rail network in the eastern United States, providing rail freight transportation over a network of more than 23,400 route miles in 23 states, the District of Columbia and two Canadian provinces. Headquartered in Jacksonville, Florida, CSXT accounted for 74% of CSX's operating revenue and 76% of operating income in 2000.

CSX Intermodal Inc. ("CSXI")

  CSXI is the nation's only transcontinental intermodal transportation service provider, operating a network of dedicated intermodal facilities across North America. The CSXI network runs approximately 500 dedicated trains between our 48 terminals every week. CSXI accounted for 14% of CSX's operating revenue and 12% of operating income in 2000. CSXI's headquarters are located in Jacksonville, Florida.

CSX Lines LLC

  CSX Lines was formed in 1999 to operate the domestic liner business of Sea-Land Service, Inc. ("Sea-Land"), consisting of a fleet of 16 vessels and 27,000 containers serving the trade between ports on the United States mainland and Alaska, Guam, Hawaii and Puerto Rico. The domestic container-shipping business was retained by CSX when Sea-Land's international container-shipping operations were sold to A.P. Moller-Maersk Line ("Maersk") in December 1999. CSX Lines accounted for 8% of CSX's operating revenue and broke even on operating income in 2000. CSX Lines is headquartered in Charlotte, North Carolina.

CSX World Terminals LLC

  CSX World Terminals, formed in 1999, operates container-freight terminal facilities at 12 locations in Hong Kong, China, Australia, Europe and the Dominican Republic. These operations also were retained by CSX when Sea-Land's international liner business was sold to Maersk. CSX World Terminals accounted for 4% of CSX's operating revenue and 9% of operating income in 2000. CSX World Terminals is headquartered in Charlotte, North Carolina.

Non-Transportation

  Our non-transportation holdings include: the AAA Five-Diamond hotel, The Greenbrier, in White Sulphur Springs, West Virginia; CSX Real Property Inc., which is responsible for sales, leasing and development of CSX-owned properties; and a majority interest in Yukon Pacific Corporation, which is promoting construction of the Trans-Alaska Gas System to transport Alaska's North Slope natural gas to Valdez for export to Asian markets.

                           FORWARD-LOOKING STATEMENTS

  This prospectus, including documents incorporated by reference, contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended (the "Securities Act"), and Section 21E of the Exchange Act. Estimates, forecasts and other forward-looking statements included, or incorporated by reference, in this prospectus are based on many assumptions about complex economic and operating factors with respect to industry performance, general business and economic conditions and other matters that cannot be predicted accurately and that are subject to contingencies over which CSX has no control. Forward-looking statements are subject to uncertainties and other factors that may cause actual results to differ materially from the views, beliefs, and projections expressed in those statements. The words "believe," "expect," "anticipate," "project," and similar expressions signify forward-looking statements.

  Factors that may cause actual results to differ materially from those contemplated by these forward-looking statements include, among others, the following possibilities:

  . costs and operating difficulties related to the integration of the Conrail rail system may not be eliminated or resolved within the time frame currently anticipated and revenue and cost synergies expected from the integration of Conrail may not be fully realized or realized within the time frame anticipated;

  . general economic or business conditions, either nationally or internationally, an increase in fuel prices, a tightening of the labor market or changes in demands of organized labor resulting in higher wages, or increased benefits or other costs or disruption of operations may adversely affect our businesses;

  . legislative or regulatory changes, including possible enactment of new initiatives with respect to the environment or initiatives to re-regulate the rail industry, may adversely affect our businesses;

  . possible additional consolidation of the rail industry in the near future may adversely affect our operations and business; and

  .  changes may occur in the securities and capital markets.

  You are cautioned not to place undue reliance on any forward-looking statements made by or on behalf of CSX. These forward-looking statements speak only as of the date the statement was made. We undertake no obligation to update or revise any forward-looking statement.

                       RATIO OF EARNINGS TO FIXED CHARGES

  CSX's consolidated ratio of earnings to fixed charges for each of the fiscal periods indicated is as follows:

                                           For the Fiscal Years Ended
                                  --------------------------------------------
                                  Dec. 29, Dec. 31, Dec. 25, Dec. 26, Dec. 27,
                                    2000     1999     1998     1997     1996
                                  -------- -------- -------- -------- --------
Ratio of earnings to fixed
 charges(a)(b)(c)(d).............   1.4x     1.1x     1.7x     2.5x     3.9x

--------
(a) For purposes of computing the ratio of earnings to fixed charges, earnings represent earnings from operations before income taxes plus interest expense related to indebtedness, amortization of debt discount, the interest portion of fixed rent expense, and undistributed earnings of affiliates accounted for using the equity method. Fixed charges include interest on indebtedness (whether expensed or capitalized), amortization of debt discount and the interest portion of fixed rent expense.

(b) The year ended December 27, 1996 was prior to the acquisition of CSX's interests in Conrail Inc. and therefore do not include the increased interest expense incurred by CSX subsequent to that transaction.
(c) All periods' calculations have been restated to exclude from earnings, the activities of CSX's contract logistics segment which was sold in September 2000.
(d) Pretax earnings for certain periods include the effects of various non-recurring gains and charges. These items are summarized as follows:
  (1) A pretax loss of $360 million related to an impairment charge related to the sale of assets comprised of the international liner business of Sea-Land and certain container terminal facilities is included in the year ended December 31, 1999.
  (2) A pretax gain of $27 million from the sale of CSX's investment in Grand Teton Lodge Company, a wholly-owned subsidiary located in Jackson Hole, Wyoming is included in the year ended December 31, 1999.
  (3) A pretax gain of $154 million primarily from the conveyance of CSX's barge subsidiary to a joint venture is included for the year ended December 25, 1998.
  (4) A restructuring credit of $30 million to reverse a charge taken in 1995 related to a restructuring plan is included for the year ended December 25, 1998.

  Excluding these items, the ratio of earnings to fixed charges for each of the periods indicated below would have been:

    Fiscal year ended December 31, 19991.5x
    Fiscal year ended December 25, 19981.4x

                                USE OF PROCEEDS

  CSX will use the net proceeds from the sale of the securities for general corporate purposes, which may include reduction or refinancing of outstanding indebtedness, capital expenditures, working capital requirements, implementation of work force reductions, improvements in productivity and other cost reductions at our major transportation units, and redemptions and repurchases of certain outstanding securities. CSX has not specifically allocated the proceeds to those purposes as of the date of this prospectus. The precise amount and timing of the application of proceeds from the sale of securities will depend upon the funding requirements of CSX and the availability and cost of other funds at the time of the sale. Allocation of the proceeds of a particular series of securities, or the principal reasons for the offering if no allocation has been made, will be described in the applicable prospectus supplement.

                         DESCRIPTION OF DEBT SECURITIES

  CSX may issue debt securities either separately, or together with, or upon the conversion of or in exchange for, other securities. The debt securities will be either senior unsecured obligations or subordinated unsecured obligations of CSX. Senior debt securities will be issued under a senior indenture dated as of August 1, 1990 between CSX and The Chase Manhattan Bank, as trustee, as supplemented by a First Supplemental Indenture dated as of June 15, 1991, a Second Supplemental Indenture dated as of May 6, 1997 and a Third Supplemental Indenture dated as of April 22, 1998. Subordinated debt securities will be issued under a subordinated indenture to be entered into between CSX and The Chase Manhattan Bank, as trustee. A copy of the senior indenture and the subordinated indenture have been incorporated by reference in, or filed as an exhibit to, the registration statement of which this prospectus is a part. The senior indenture and the subordinated indenture are sometimes referred to collectively as the "indentures". The trustee under the senior indenture and the trustee under the subordinated indenture are sometimes referred to collectively as the "trustees".

  The summary of certain provisions of the indentures and the debt securities set forth below and the summary of certain terms of a particular series of debt securities set forth in the applicable prospectus supplement do not purport to be complete and are subject to and are qualified in their entirety by reference to all of the provisions of the indentures, which provisions of the indentures (including defined terms) are incorporated in this description of debt securities by reference.

  The debt securities may be issued from time to time in one or more series of senior debt securities and one or more series of subordinated debt securities. Neither indenture limits the aggregate principal amount of debt securities that may be issued under it and provides that debt securities of any series may be issued under that indenture up to an aggregate principal amount that may be authorized from time to time by CSX. The terms of each series of debt securities will be established by or pursuant to a resolution of our Board of Directors and set forth or determined in the manner provided in an officer's certificate or by a supplemental indenture. The following description of debt securities summarizes certain general terms and provisions of the series of debt securities to which any prospectus supplement may relate. The particular terms of each series of debt securities offered by a prospectus supplement or prospectus supplements will be described in the prospectus supplement or prospectus supplements relating to that series.

  Unless otherwise indicated, currency amounts in this prospectus and any prospectus supplement are stated in United States dollars.

General

  The prospectus supplement for a particular series of debt securities will describe the specific terms of that series, including (where applicable):

  .  the title of the debt securities;

  .  any limit on the aggregate principal amount of the debt securities;

  . whether the debt securities are to be issuable as registered debt securities or bearer debt securities or both, whether any of the debt securities are to be issuable initially in temporary global form and whether any of the debt securities are to be issuable in permanent global form;

  . the price or prices (expressed as a percentage of the aggregate principal amount of the debt securities) at which the debt securities will be issued;

  .  the date or dates on which the debt securities will mature;

  . the rate or rates per annum at which the debt securities will bear interest, if any, or the formula pursuant to which the rate or rates will be determined, and the date or dates from which interest will accrue;

  . the interest payment dates on which interest on the debt securities will be payable and the regular record date for any interest payable on any registered debt securities on any interest payment date;

  . the person to whom any interest on any registered debt securities of the series will be payable, if other than the person in whose name that debt security (or one or more predecessor debt securities) is registered at the close of business on the regular record date for that interest, the manner in which, or the person to whom, any interest on any bearer debt security of the series will be payable, if otherwise than upon presentation and surrender of the applicable coupons, and the extent to which, or the manner in which, any interest payable on a temporary global debt security on an interest payment date will be paid if other than in the manner provided in the relevant indenture and the extent to which, or the manner in which, any interest payable on a permanent global debt security on an interest payment date will be paid;

  . each office or agency where, subject to the terms of the indenture as described below under "Payment and Paying Agents," the principal of and any premium and interest on the debt securities will be payable and each office or agency where, subject to the terms of the indenture as described below under "Form, Exchange, Registration and Transfer," the debt securities may be presented for registration of transfer or exchange;

  . the period or periods within which and the price or prices at which the debt securities may, pursuant to any optional redemption provisions, be redeemed, in whole or in part, at our option and the other detailed terms and conditions of any optional redemption provisions;

  . the obligation, if any, of CSX to redeem or purchase the debt securities pursuant to any sinking fund or analogous provisions or at the option of the holder of the debt securities and the period or periods within which and the price or prices at which the debt securities will be redeemed or purchased, in whole or in part, pursuant to that obligation, and the other detailed terms and conditions of that obligation;

  . the denominations in which any registered debt securities will be issuable, if other than denominations of $1,000 and any integral multiple thereof, and the denomination or denominations in which bearer debt securities will be issuable, if other than denominations of $5,000;

  . the currency or currencies, including currency units, in which payment of principal of and any premium and interest on the debt securities will be payable if other than U.S. dollars and the ability, if any, of CSX or the holders of the debt securities to have payments made in any currency other than those in which the debt securities are stated to be payable;

  . whether the amount of payments of principal of, premium, if any, and interest, if any, on the debt securities may be determined with reference to an index and the manner in which those amounts will be determined;

  . the portion of the principal amount of the debt securities which shall be payable upon acceleration if other than the full principal amount;

  . any limitation on the application of the terms of the indenture described below under "Discharge, Defeasance and Covenant Defeasance";

  . the terms, if any, upon which the debt securities may be convertible into or exchangeable for other securities;

  . whether the debt securities will be senior debt securities or subordinated debt securities; and

  . any other terms of the debt securities not inconsistent with the provisions of the relevant indenture.

  The prospectus supplement will also describe any special provisions for the payment of additional amounts relating to specified taxes, assessments or other governmental charges in respect of the debt securities of that series and whether CSX has the option to redeem the affected debt securities rather than pay those additional amounts.

  As used in this prospectus and any prospectus supplement relating to the offering of any debt securities, references to the principal of and premium, if any, and interest, if any, on the debt securities will be deemed to include mention of the payment of additional amounts, if any, required by the terms of the debt securities.

  If the purchase price of any debt securities is payable in a currency other than U.S. dollars or if principal of, or premium, if any, or interest, if any, on any of the debt securities is payable in any currency other than U.S. dollars, the specific terms and other information with respect to those debt securities and that currency will be specified in the related prospectus supplement.

  Debt securities of a series may also be issued under the indenture upon the exercise of debt warrants issued by CSX. See "Description of Debt Warrants."

  The indentures do not contain any provisions that may afford the holders of debt securities of any series protection in the event of a highly leveraged transaction or other transaction that may occur in connection with a takeover attempt resulting in a decline in the credit rating of the debt securities. Those provisions, if applicable to the debt securities of any series, will be described in the related prospectus supplement.

Form, Exchange, Registration and Transfer

  Unless otherwise indicated in the applicable prospectus supplement, each series of debt securities will be issued in registered form only, without coupons. The indentures, however, provide that CSX may also issue debt securities in bearer form only, or in both registered and bearer form. Bearer debt securities shall not be offered, sold, resold or delivered in connection with their original issuance in the United States or to any United States person other than offices located outside the United States of certain United States financial institutions. Purchasers of bearer debt securities will be subject to certification procedures and may be affected by certain limitations under United States tax laws. Those procedures and limitations will be described in the prospectus supplement relating to the offering of the bearer debt securities. Unless otherwise indicated in an applicable prospectus supplement or prospectus supplements, bearer debt securities will have interest coupons attached. The indentures also will provide that debt securities of a series may be issuable in temporary or permanent global form. See "Global Debt Securities."

  At the option of the holder, subject to the terms of the relevant indenture, registered debt securities of any series will be exchangeable for other registered debt securities of the same series of any authorized denominations and of a like aggregate principal amount and tenor. In addition, if debt securities of any series are issuable as both registered debt securities and bearer debt securities, at the option of the holder, subject to the terms of the relevant indenture, bearer debt securities (with all unmatured coupons, except as provided below, and with all matured coupons in default) of that series will be exchangeable for registered debt securities of the same series of any authorized denominations and of a like aggregate principal amount and tenor. Bearer debt securities surrendered in exchange for registered debt securities between a regular record date or a special record date and the relevant date for payment of interest shall be surrendered without the coupon relating to that date for payment of interest and interest will not be payable in respect of the registered debt security issued in exchange for that bearer debt security, but will be payable only to the holder of the coupon when due in accordance with the terms of the indenture. Registered debt securities, including registered debt securities received in exchange for bearer debt securities, may not be exchanged for bearer debt securities. Each bearer debt security and coupon will bear a legend to the following effect:

  "Any United States person who holds this obligation will be subject to limitations under the United States income tax laws, including the limitations provided in Sections 165(j) and 1287(a) of the Internal Revenue Code."

  Debt securities may be presented for exchange as provided above, and registered debt securities may be presented for registration of transfer (with the form of transfer duly executed), at the office of the security registrar or at the office of any transfer agent designated by CSX for that purpose with respect to any series of debt securities and referred to in an applicable prospectus supplement, without a service charge and upon payment of any taxes and other governmental charges as described in the relevant indenture. The transfer or exchange will be effected upon the records of the security registrar or the transfer agent, as the case may be, being satisfied with the documents of title and identity of the person making the request. CSX has appointed the trustee as security registrar. If a prospectus supplement refers to any transfer agent (in addition to the security registrar) initially designated by CSX with respect to any series of debt securities, CSX may at any time rescind the designation of that transfer agent or approve a change in the location through which that transfer agent acts, except that, if debt securities of a series are issuable solely as registered debt securities, CSX will be required to maintain a transfer agent in each place of payment for that series and, if debt securities of a series are issuable as bearer debt securities, CSX will be required to maintain (in addition to the security registrar) a transfer agent in a place of payment for that series located outside the United States and its possessions. CSX may at any time designate additional transfer agents with respect to any series of debt securities.

  In the event of any partial redemption, CSX will not be required to

  . issue, register the transfer of or exchange any debt security during a period beginning at the opening of business 15 days before any selection for redemption of debt securities of like tenor and of the series of which that debt security is a part, and ending at the close of business on the earliest date on which the relevant notice of redemption is deemed to have been given to all holders of debt securities of like tenor and of the series to be redeemed;

  . register the transfer of or exchange any registered debt security so selected for redemption, in whole or in part, except the unredeemed portion of any debt security being redeemed in part; or

  . exchange any bearer debt security so selected for redemption, except to exchange that bearer debt security for a registered debt security of that series and like tenor which is immediately surrendered for redemption.

Payment and Paying Agents

  Unless otherwise indicated in an applicable prospectus supplement, principal of and any premium and interest on bearer debt securities will be payable, subject to any applicable laws and regulations, at the offices of paying agents outside the United States and its possessions that CSX may designate from time to time or, at the option of the holder, by check or by transfer to an account maintained by the payee with a financial institution located outside the United States and its possessions. Unless otherwise indicated in an applicable prospectus supplement, payment of interest on a bearer debt security on any interest payment date will be made only against surrender to the paying agent of the coupon relating to that interest payment date. No payment with respect to any bearer debt security will be made at any office or agency of CSX in the United States or its possessions or by check mailed to any address in the United States or its possessions or by transfer to any account maintained with a financial institution located in the United States or its possessions.

However, payments of principal of and any premium and interest on bearer debt securities denominated and payable in U.S. dollars will be made at the office of the paying agent in the Borough of Manhattan, The City of New York, if (but only if) payment of the full amount in U.S. dollars at all offices or agencies outside the United States and its possessions is illegal or effectively precluded by exchange controls or other similar restrictions.

  Unless otherwise indicated in an applicable prospectus supplement, principal of and any premium and interest on registered debt securities will be payable, subject to any applicable laws and regulations, at the office of the paying agent or paying agents that CSX may designate from time to time, except that at our option payment of any interest may be made by check mailed to the address of the person entitled to that payment as that address appears in the security register. Unless otherwise indicated in an applicable prospectus supplement, payment of interest on a registered debt security on any interest payment date will be made to the person in whose name that registered debt security (or predecessor debt security) is registered at the close of business on the regular record date for that interest.

  Unless otherwise indicated in an applicable prospectus supplement, the corporate trust office of the trustee in The City of New York will be designated as a paying agent for CSX for payments with respect to debt securities of each series which are issuable solely as registered debt securities and as a paying agent for payments with respect to debt securities of each series (subject to the limitations described above in the case of bearer debt securities) which are issuable solely as bearer debt securities or as both registered debt securities and bearer debt securities. Any paying agents outside the United States and its possessions and any other paying agents in the United States or its possessions initially designated by CSX for the debt securities of each series will be named in the applicable prospectus supplement. CSX may at any time designate additional paying agents or rescind the designation of any paying agent or approve a change in the office through which any paying agent acts, except that if debt securities of a series are issuable solely as registered debt securities, CSX will be required to maintain a paying agent in each place of payment for that series and, if debt securities of a series are issuable as bearer debt securities, CSX will be required to maintain

  . a paying agent in the Borough of Manhattan, The City of New York for payments with respect to any registered debt securities of the series (and for payments with respect to bearer debt securities of the series in the circumstances described above, but not otherwise), and

  . a paying agent in a place of payment located outside the United States and its possessions where debt securities of that series and any related coupons may be presented and surrendered for payment;

provided, however, that if the debt securities of that series are listed on The International Stock Exchange of the United Kingdom and the Republic of Ireland Limited, the Luxembourg Stock Exchange or any other stock exchange located outside the United States and its possessions and that stock exchange requires CSX to do so, CSX will maintain a paying agent in London, Luxembourg or any other required city located outside the United States and its possessions, as the case may be, for the debt securities of that series.

  All moneys paid by CSX to a paying agent for the payment of the principal of and any premium or interest on any debt security of any series which remain unclaimed at the end of two years after that principal, premium or interest has become due and payable will be repaid to CSX and the holder of that debt security or any related coupon will after that time look only to CSX for payment of that principal, premium or interest.

Ranking of Debt Securities; Holding Company Structure

  The senior debt securities will be unsecured unsubordinated obligations of CSX and will rank on a parity in right of payment with all other unsecured and unsubordinated indebtedness of CSX. The subordinated debt securities will be unsecured obligations of CSX and will be subordinated in right of payment to all existing and future senior indebtedness (as defined below) of CSX. See "-- Subordination of Subordinated Debt Securities."

  The debt securities are obligations exclusively of CSX. CSX is a holding company, substantially all of whose consolidated assets are held by our subsidiaries. Accordingly, the cash flow of CSX and the consequent ability to service our debt, including the debt securities, are largely dependent upon the earnings of those subsidiaries.

  Because CSX is a holding company, the debt securities will be effectively subordinated to all existing and future indebtedness, trade payables, guarantees, lease obligations and letter of credit obligations of CSX's subsidiaries. Therefore, CSX's rights and the rights of our creditors, including the holders of the debt securities, to participate in the assets of any subsidiary upon the latter's liquidation or reorganization will be subject to the prior claims of that subsidiary's creditors, except to the extent that CSX may itself be a creditor with recognized claims against the subsidiary, in which case the claims of CSX would still be effectively subordinate to any security interest in, or mortgages or other liens on, the assets of that subsidiary and would be subordinate to any indebtedness of that subsidiary senior to that held by CSX. Although certain debt instruments to which CSX and our subsidiaries are parties impose limitations on the incurrence of additional indebtedness, both CSX and our subsidiaries retain the ability to incur substantial additional indebtedness and lease and letter of credit obligations.

Global Debt Securities

  The debt securities of a series may be issued in whole or in part in the form of one or more global securities that will be deposited with, or on behalf of, a depositary identified in the prospectus supplement relating to that series. Global debt securities may be issued in either registered or bearer form and in either temporary or permanent form. Unless and until it is exchanged in whole or in part for individual certificates evidencing debt securities in definitive form, a global debt security may not be transferred except as a whole by the depositary for that global debt security to a nominee of the depositary or by a nominee of the depositary to the depositary or another nominee of the depositary or by the depositary or any nominee to a successor of the depositary or a nominee of the successor.

  The specific terms of the depositary arrangement with respect to a series of global debt securities and certain limitations and restrictions relating to a series of global bearer debt securities will be described in the prospectus supplement relating to that series.

Redemption and Repurchase

  The debt securities of any series may be redeemable at our option, may be subject to mandatory redemption pursuant to a sinking fund or otherwise, or may be subject to repurchase by us at the option of the holders, in each case upon the terms, at the times and at the prices set forth in the applicable prospectus supplement.

Conversion and Exchange

  The terms, if any, on which debt securities of any series are convertible into or exchangeable for our common stock, preferred stock, depositary shares or other debt securities will be set forth in the applicable prospectus supplement. Those terms may include provisions for conversion or exchange, either mandatory, at the option of the holders or at our option.

Certain Covenants and Agreements of CSX

  The indentures do not limit the amount of indebtedness or lease obligations that may be incurred by CSX and our subsidiaries. The indentures do not contain provisions that would give holders of the debt securities the right to require CSX to repurchase their debt securities in the event of a decline in the credit rating of our debt securities resulting from a takeover, recapitalization or similar restructuring.

 Covenant in the Senior Indenture--Limitation on Liens on Stock of Our Principal Subsidiaries.

  The following covenant will be applicable to senior debt securities but not to subordinated debt securities. The senior indenture provides that CSX may not, nor may it permit any subsidiary to, create, assume, incur or suffer to exist any mortgage, pledge, lien, encumbrance, charge or security interest of any kind upon any stock or indebtedness, whether owned on the date of the senior indenture or acquired later, of any principal subsidiary, to secure any obligation (other than the senior debt securities) of CSX, any subsidiary or any other person, unless all of the outstanding senior debt securities (and other outstanding debt securities issued from time to time pursuant to the senior indenture) will be directly secured equally and ratably with that obligation. This provision does not restrict any other property of CSX or our subsidiaries. The senior indenture defines "obligation" as indebtedness for money borrowed or indebtedness evidenced by a bond, note, debenture or other evidence of indebtedness; "principal subsidiary" as CSXT and SL Service, Inc.; and "subsidiary" as a corporation a majority of the outstanding voting stock of which is owned, directly or indirectly, by CSX or one or more subsidiaries, or by CSX and one or more subsidiaries. The indentures do not prohibit the sale by CSX or any subsidiary of any stock or indebtedness of any subsidiary, including any principal subsidiary.

 Provision in Both Indentures--Consolidation, Merger and Sale of Assets.

  The following provision will be applicable to both senior debt securities and subordinated debt securities. Each indenture provides that CSX may, without the consent of the holders of any of the outstanding debt securities of a series, consolidate with, merge into or transfer our assets substantially as an entirety to any corporation organized under the laws of any domestic or foreign jurisdiction, provided that

  . the successor corporation assumes, by a supplemental indenture, CSX's obligations on the debt securities of each series and under the indenture,

  . after giving effect to the transaction, no event of default, and no event which, after notice or lapse of time, or both, would become an event of default will have occurred and be continuing, and

  . CSX delivers to the relevant trustee an officer's certificate and an opinion of counsel each stating that the transaction and supplemental indenture, if any, comply with the applicable article of the indenture and that all conditions precedent in the indenture relating to the transaction have been complied with.

Events of Default

  An "event of default" with respect to the debt securities of any series is defined in the relevant indenture as being a:

  . failure to pay principal of or any premium on any of the debt securities of that series when due;

  . failure to pay any interest on any debt security of that series when due, continued for 30 days;

  . failure to deposit any sinking fund payment, when due, in respect of any debt security of that series;

  . failure to perform any other covenant of CSX in the relevant indenture (other than a covenant included in that indenture solely for the benefit of series of debt securities other than that series) continued for 90 days after written notice as provided in the indenture;

  .  certain events of bankruptcy, insolvency or reorganization of CSX; or

  . any other event of default provided with respect to debt securities of that series.

  No event of default with respect to any particular series of debt securities necessarily constitutes an event of default with respect to any other series of debt securities. Each indenture provides that the trustee may withhold notice to the holders of the debt securities of any series of the occurrence of a default with respect to the debt securities of that series (except a default in payment of principal, premium, if any, interest, if any, or sinking fund payments, if any) if the trustee considers it in the interest of the holders to do so.

  Subject to the provisions of the Trust Indenture Act of 1939 requiring each trustee, during an event of default under the relevant indenture, to act with the requisite standard of care, and to the provisions of the relevant indenture relating to the duties of the trustee in case an event of default occurs and is continuing, a trustee will be under no obligation to exercise any of its rights or powers under the indenture at the request or direction of any of the holders of debt securities of any series or any related coupons unless those holders offer to the trustee reasonable indemnity. Subject to the provisions for the indemnification of the relevant trustee, the holders of a majority in aggregate principal amount of the outstanding debt securities of any series will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the relevant trustee, or exercising any trust or power conferred on the trustee, with respect to debt securities of that series.

  If an event of default with respect to debt securities of any series at the time outstanding occurs and is continuing, either the relevant trustee or the holders of at least 25% in aggregate principal amount of the outstanding debt securities of that series may declare the principal of all those outstanding debt securities to be due and payable immediately. At any time after a declaration of acceleration with respect to debt securities of any series has been made but before a judgment or decree for payment of money due has been obtained by the relevant trustee, the holders of a majority in aggregate principal amount of outstanding debt securities of that series may rescind any declaration of acceleration and its consequences, if all payments due (other than those due as a result of acceleration) have been made and all events of default have been cured or waived.

  No holder of any debt securities of any series or any related coupons will have any right to institute any proceeding with respect to the relevant indenture or for any remedy under the indenture, unless that holder has previously given to the relevant trustee written notice of a continuing event of default with respect to debt securities of that series, the holders of at least 25% in aggregate principal amount of the outstanding debt securities of that series have made written request, and offered reasonable indemnity, to the relevant trustee to institute the proceeding as trustee, and the trustee has not received from the holders of a majority in aggregate principal amount of the outstanding debt securities of that series a direction inconsistent with that request and has failed to institute the proceeding within 60 days. However, these limitations do not apply to a suit instituted by a holder of an outstanding debt security of that series for enforcement of payment of the principal of, or any premium or interest on, that debt security on or after the respective due dates expressed in that debt security.

  CSX is required to furnish to the relevant trustee annually a statement as to performance or fulfillment of covenants, agreements or conditions in the relevant indenture and as to the absence of default.

Meetings, Modification and Waiver

  Each indenture contains provisions permitting CSX and the relevant trustee, with the consent of the holders of not less than a majority in aggregate principal amount of the outstanding debt securities of each series issued under that indenture and affected by a modification or amendment (voting as one class), to modify or amend any of the provisions of that indenture or of those debt securities or the rights of the holders of those debt securities under that indenture, provided that no modification or amendment will, without the consent of each holder of each outstanding debt security affected by that modification or amendment:

  . change the stated maturity of the principal of, or any installment of principal of or interest on, any debt security, or reduce the principal amount of or the rate of interest on or any premium payable upon the redemption of any debt security, or change any obligation of CSX to pay additional amounts (except as contemplated and permitted by the indenture), or reduce the amount of the principal of an original issue discount security that would be due and payable upon a declaration of acceleration of the maturity of that security or change the coin or currency in which any debt security or any premium or interest on any debt security is payable, or impair the right to institute suit for the enforcement of any payment on or after the stated maturity of any debt security (or, in the case of redemption, on or after the redemption date),

  . reduce the percentage in principal amount of the debt securities, the consent of the holders of which is required for any modification or amendment or the consent of whose holders is required for any waiver (of compliance with certain provisions of the indenture or certain defaults under the indenture and their consequences) or reduce the requirements for a quorum or voting at a meeting of holders of the debt securities,

  . change any obligation of CSX to maintain an office or agency in the places and for the purposes required by the indenture,

  . solely in the case of the subordinated indenture, modify any of the provisions of the subordinated indenture relating to subordination of the subordinated debt securities or the definition of senior indebtedness in a manner adverse to the holders of the subordinated debt securities, or

  . modify any of the above provisions (except as permitted by the indenture).

  Each indenture also contains provisions permitting CSX and the relevant trustee, without the consent of the holders of the debt securities issued under the indenture, to modify or amend the indenture in order, among other things:

  . to add any additional events of default or add to the covenants of CSX for the benefit of the holders of all or any series of debt securities issued under the indenture;

  .  to establish the form or terms of debt securities of any series;

  . to cure any ambiguity, to correct or supplement any provision in the indenture which may be inconsistent with any other provision in the indenture, or to make any other provisions with respect to matters or questions arising under the indenture which shall not adversely affect the interests of the holders of any debt securities issued under the indenture in any material respect; or

  . to change or eliminate any of the provisions of the indenture, provided that the change or elimination will become effective only when there is no debt security outstanding of any series issued under the indenture created prior to the execution of the supplemental indenture which is entitled to the benefit of that provision.

  The holders of at least a majority in aggregate principal amount of the outstanding debt securities of a series may, on behalf of the holders of all the debt securities of that series, waive, insofar as that series is concerned, compliance by CSX with certain restrictive provisions of the indenture, including the covenant described above under "--Certain Covenants and Agreements of CSX--Covenant in the Senior Indenture--Limitation on Liens on Stock of Our Principal Subsidiaries." The holders of not less than a majority in aggregate principal amount of the outstanding debt securities of a series may, on behalf of all holders of debt securities of that series and any related coupons, waive any past default under the indenture with respect to debt securities of that series, except a default (a) in the payment of principal of or any premium or interest on any debt security of that series or (b) in respect of a covenant or provision of the indenture which cannot be modified or amended without the consent of the holder of each outstanding debt security of the series affected.

  Each indenture provides that in determining whether the holders of the requisite principal amount of the outstanding debt securities have given any request, demand, authorization, direction, notice, consent or waiver under that indenture or are present at a meeting of holders of debt securities for quorum purposes,

  (1) the principal amount of an original issue discount debt security that will be deemed to be outstanding will be the amount of the principal that would be due and payable as of the date of the determination upon acceleration of the maturity thereof,

  (2) the principal amount of a debt security denominated in a foreign currency or currency unit will be the U.S. dollar equivalent, determined as of the date of original issuance of that debt security, of the principal amount of that debt security or, in the case of an original issue discount debt security, the U.S. dollar equivalent, determined as of the date of original issuance of that debt security, of the amount determined as provided in (1) above and

  (3) any debt security owned by CSX or any other obligor on that debt security or any affiliate of CSX or other obligor will be deemed not to be outstanding.

  Each indenture contains provisions for convening meetings of the holders of debt securities of any or all series. A meeting may be called at any time by the relevant trustee, and also, upon request, by CSX or the holders of at least 10% in aggregate principal amount of the outstanding debt securities of that series, in each case upon notice given in accordance with "Notices" below and the provisions of the indenture. Except for any consent which must be given by the holder of each outstanding debt security that would be affected as described above, any resolution presented at a meeting, or adjourned meeting duly reconvened, at which a quorum (as described below) is present may be adopted by the affirmative vote of the holders of a majority in principal amount of the outstanding debt securities of that series; provided, however, that, except for any consent which must be given by the holder of each outstanding debt security that would be affected, as described above, any resolution with respect to any consent, waiver, request, demand, notice, authorization, direction or other action which may be given by the holders of not less than a specified percentage in principal amount of the outstanding debt securities of a series may be adopted at a meeting, or an adjourned meeting duly reconvened, at which a quorum is present only by the affirmative vote of the holders of not less than the specified percentage in principal amount of the outstanding debt securities of that series.

  Any resolution passed or decision taken at any meeting of holders of debt securities of any series duly held in accordance with the relevant indenture will be binding on all holders of debt securities of that series and the related coupons. The quorum required for any meeting called to adopt a resolution, and at any reconvened meeting, will be persons holding or representing a majority in principal amount of the outstanding debt securities of a series; provided, however, that if any action is to be taken at that meeting with respect to a consent, waiver, request, demand, notice, authorization, direction or other action which may be given by the holders of not less than a specified percentage in principal amount of the outstanding debt securities of a series, the persons holding or representing that specified percentage in principal amount of the outstanding debt securities of the series will constitute a quorum.

Notices

  Except as otherwise provided in the indenture, notices to holders of bearer debt securities will be given by publication at least twice in a daily newspaper of general circulation in The City of New York and in any other city or cities as may be specified in those debt securities. Notices to holders of registered debt securities will be given by mail to the addresses of those holders as they appear in the security register.

Title

  Title to any bearer debt securities (including bearer debt securities in temporary global form and in permanent global form) and any related coupons will pass by delivery. CSX, the trustee and any agent of CSX or the trustee may treat the bearer of any bearer debt security and the bearer of any coupon and the registered owner of any registered debt security as the absolute owner (whether or not that debt security or coupon is overdue and notwithstanding any notice to the contrary) for the purpose of making payment and for all other purposes.

Replacement of Debt Securities

  Any mutilated debt security or a debt security with a mutilated coupon will be replaced by CSX at the expense of the holder upon surrender of that debt security to the relevant trustee. Debt securities or coupons that become destroyed, lost or stolen will be replaced by CSX at the expense of the holder upon delivery to the relevant trustee of evidence of the destruction, loss or theft satisfactory to CSX and the relevant trustee; in the case of any coupon which becomes destroyed, lost or stolen, that coupon will be replaced by issuance of a new debt security in exchange for the debt security to which the coupon appertains. In the case of a destroyed, lost or stolen debt security or coupon, an indemnity satisfactory to the trustee and CSX may be required at the expense of the holder of that debt security or coupon before a replacement debt security will be issued.

Discharge, Defeasance and Covenant Defeasance

  Upon the direction of CSX, either indenture will generally cease to be of further effect with respect to any series of debt securities issued under that indenture specified by CSX (subject to the survival of certain provisions of that indenture) when

  . CSX has delivered to the relevant trustee for cancellation all debt securities issued under that indenture or

  . all debt securities issued under that indenture not previously delivered to the relevant trustee for cancellation have become due and payable, or are by their terms to become due and payable within one year or are to be called for redemption within one year, and CSX has deposited with the relevant trustee as trust funds the entire amount sufficient to pay and discharge at stated maturity or upon redemption the entire indebtedness on all debt securities issued under that indenture (and if, in either case, CSX has paid or caused to be paid all other sums payable under the relevant indenture with respect to the debt securities of that series by CSX and CSX has delivered an officer's certificate and an opinion of counsel each stating that the requisite conditions have been complied with).

  In addition, unless otherwise provided in an applicable prospectus supplement, CSX may elect with respect to any series of debt securities either

  (1) to defease and be discharged from any and all obligations with respect to those debt securities (except as otherwise provided in the relevant indenture) ("defeasance") or

  (2) to be released from our obligations with respect to those debt securities described above under "--Certain Covenants and Agreements of CSX--Covenant in the Senior Indenture--Limitation on Liens on Stock of Our Principal Subsidiaries" (which covenant appears only in the senior indenture) and certain other restrictive covenants in the relevant indenture and, if indicated in the applicable prospectus supplement, our obligations with respect to any other covenant applicable to the debt securities of that series ("covenant defeasance").

  If we exercise our defeasance option with respect to any series of debt securities, payment of those debt securities may not be accelerated because of an event of default. If we exercise our covenant defeasance option with respect to any series of debt securities, payment of those debt securities may not be accelerated because of an event of default related to the covenants noted under clause (2) of the immediately preceding paragraph. We may exercise our defeasance option with respect to those debt securities even though we may have previously exercised our covenant defeasance option.

  If CSX effects covenant defeasance with respect to any debt securities and those debt securities are declared due and payable because of the occurrence of any event of default other than an event of default with respect to the covenant described above under "--Certain Covenants and Agreements of CSX-- Covenant in the Senior Indenture--Limitation on Liens on Stock of Our Principal Subsidiaries" (which covenant appears only in the senior indenture and which would no longer be applicable to those debt securities after the covenant defeasance) or with respect to any other covenant as to which there has been covenant defeasance, the amount of monies and/or government obligations deposited with the applicable trustee to effect the covenant defeasance may not be sufficient to pay amounts due on those debt securities at the time of any acceleration resulting from the event of default. However, we would remain liable to make payment of those amounts due at the time of acceleration.

  We may exercise our defeasance option or our covenant defeasance option with respect to any series of debt securities, only if

  (1) CSX irrevocably deposits in trust with the trustee cash and/or U.S. government obligations for the payment of principal, premium, if any, and interest with respect to those debt securities to maturity or redemption, as the case may be, and we deliver to the relevant trustee a certificate from a nationally recognized firm of independent public accountants expressing their opinion that the payments of principal and interest when due and without reinvestment on the deposited U.S. government obligations plus any deposited money without investment will provide cash at the times and in the amounts as will be sufficient to pay the principal, premium, if any, and interest when due with respect to all those debt securities to maturity or redemption, as the case may be,

  (2) no event of default with respect to the debt securities of that series has occurred and is continuing

    .  on the date of the deposit or

    . with respect to certain bankruptcy defaults, at any time during the period ending on the 123rd day after the date of the deposit,

  (3) the defeasance or covenant defeasance does not result in the trust arising from that deposit to constitute, unless it is qualified as, a regulated investment company under the Investment Company Act of 1940, as amended,

  (4) the defeasance or covenant defeasance does not result in a breach or violation of, or constitute a default under, the relevant indenture or any other agreement or instrument to which we are a party or by which we are bound,

  (5) CSX delivers to the trustee an opinion of counsel to the effect that the holders of the debt securities will not recognize income, gain or loss for United States federal income tax purposes as a result of the defeasance or covenant defeasance and will be subject to United States federal income tax on the same amounts, in the same manner and at the same times as would have been the case if the defeasance or covenant defeasance had not occurred, and

  (6) CSX delivers to the trustee an officer's certificate and an opinion of counsel, each stating that all conditions precedent to the defeasance and discharge of the debt securities as contemplated by the indenture have been complied with.

  The opinion of counsel, with respect to defeasance, referred to in clause (5) above, must refer to and be based upon a ruling of the Internal Revenue Service or a change in applicable United States federal income tax law occurring after the date of the relevant indenture.

  The trustee must hold in trust cash or U.S. government obligations deposited with it as described above and must apply the deposited cash and the proceeds from deposited U.S. government obligations to the payment of principal, premium, if any, and interest with respect to the debt securities.

  The applicable prospectus supplement may further describe the provisions, if any, permitting or restricting defeasance or covenant defeasance with respect to the debt securities of a particular series.

Governing Law

  The indentures and the debt securities will be governed by, and construed in accordance with, the laws of the State of New York.

Concerning the Trustees

  The Trust Indenture Act of 1939 contains limitations on the rights of a trustee, should it become a creditor of CSX, to obtain payment of claims in certain cases or to realize on certain property received by it in respect of those claims, as security or otherwise. Each trustee is permitted to engage in other transactions with CSX and our subsidiaries from time to time, provided that if the trustee acquires any conflicting interest it must eliminate the conflict upon the occurrence of an event of default under the relevant indenture, or else resign.

  CSX and certain of our subsidiaries may from time to time maintain lines of credit, and have other customary banking and commercial relationships, with The Chase Manhattan Bank, the senior trustee and the subordinated trustee. The Chase Manhattan Bank acts as trustee under the senior indenture and another indenture pursuant to which we issued our Series A Medium-Term Notes, Series B Medium-Term Notes, Series C Medium Term Notes, 7.00% Notes due 2002, 7.05% Debentures due 2002, 7.25% Debentures due 2004, 9.00% Debentures due 2006, 7.45% Debentures due 2007, 6.25% Notes due 2008, 7.90% Debentures due 2017, 8.625% Debentures due 2022, 8.10% Debentures due 2022, 7.95% Debentures due 2027, 6.95% Debentures due 2027, 7.25% Debentures due 2027 and 8.30% Debentures due 2032.

Subordination of Subordinated Debt Securities

  The payment of the principal of, premium, if any, and interest, if any, on the subordinated debt securities will be subordinated, to the extent and in the manner set forth in the subordinated indenture, in right of payment to the prior payment in full of all senior indebtedness which may at any time and from time to time be outstanding. Unless otherwise provided in the applicable prospectus supplement with respect to an issue of subordinated debt securities, in the event of any distribution of our assets upon any dissolution, winding up, liquidation, reorganization or other similar proceedings of CSX,

  . all senior indebtedness shall first be paid in full, or that payment shall be provided for, before any payment on account of the principal of, or premium, if any, or interest, if any, on the subordinated debt securities is made and

  . if any payment or distribution of our assets is received by the subordinated trustee or the holders of any of the subordinated debt securities before all senior indebtedness is paid in full, that payment or distribution will be paid over to the holders of senior indebtedness or on their behalf for application to the payment of all senior indebtedness remaining unpaid until all senior indebtedness has been paid in full or that payment provided for, after giving effect to any concurrent payment or distribution to the holders of senior indebtedness.

  Subject to the payment in full of all senior indebtedness upon any distribution of our assets, the holders of the subordinated debt securities will be subrogated to the rights of the holders of the senior indebtedness to the extent of payments made to the holders of senior indebtedness out of the distributive share of the subordinated debt securities.

  By reason of subordination of the subordinated debt securities, if there is any distribution of our assets upon dissolution, winding up, liquidation, reorganization or other similar proceedings of CSX,

  . holders of senior indebtedness will be entitled to be paid in full before payments may be made on the subordinated debt securities and the holders of subordinated debt securities will be required to pay over their share of that distribution to the holders of senior indebtedness until all senior indebtedness is paid in full and

  . creditors of CSX who are neither holders of subordinated debt securities nor holders of senior indebtedness may recover less, ratably, than holders of senior indebtedness and may recover more, ratably, than the holders of the subordinated debt securities.

Furthermore, subordination may result in a reduction or elimination of payments to the holders of subordinated debt securities. The subordinated indenture provides that the subordination provisions in the subordinated indenture will not apply to any money and securities held in trust pursuant to the discharge, defeasance and covenant defeasance provisions of the subordinated indenture (see "--Discharge, Defeasance and Covenant Defeasance" above).

  The subordinated indenture also provides that no payment on account of the principal of, or premium, if any, sinking funds, if any, or interest, if any, on the subordinated debt securities will be made unless full payment of amounts then due for the principal of, premium, if any, sinking funds, if any, and interest, if any, on senior indebtedness has been made or duly provided for.

  The subordinated indenture defines "senior indebtedness" as

  (1) any liability of CSX

    . for borrowed money or under any reimbursement obligation relating to a letter of credit, or

    .  evidenced by a bond, note, debenture or similar instrument, or

    . for obligations to pay the deferred purchase price of property or services, except trade accounts payable arising in the ordinary course of business, or

    . for the payment of money relating to a capitalized lease obligation, or

    .  for the payment of money under any swap agreement;

  (2) any liability of others described in the preceding clause (1) that CSX has guaranteed or that is otherwise our legal liability; and

  (3) any deferral, renewal, extension or refunding of any liability of the types referred to in clauses (1) and (2) above,

unless, in the instrument creating or evidencing any liability referred to in clause (1) or (2) above or any deferral, renewal, extension or refunding referred to in clause (3) above or pursuant to which the same is outstanding, it is expressly provided that the liability, deferral, renewal, extension or refunding is subordinate in right of payment to all other indebtedness of CSX or is not senior or prior in right of payment to the subordinated debt securities or ranks pari passu with or subordinate to the subordinated debt securities in right of payment; and provided that the subordinated debt securities shall not constitute senior indebtedness. The subordinated indenture defines "swap agreement" as any financial agreement designed to manage our exposure to fluctuations in interest rates, currency exchange rates or commodity prices, including without limitation swap agreements, option agreements, cap agreements, floor agreements, collar agreements and forward purchase agreements.

  If this prospectus is being delivered in connection with the offering of a series of subordinated debt securities, the accompanying prospectus supplement or the information incorporated by reference in this prospectus will set forth the approximate amount of senior indebtedness outstanding as of a recent date. There are no limitations in the subordinated indenture on the issuance or incurrence of senior indebtedness of CSX.

                          DESCRIPTION OF CAPITAL STOCK

  As of the date of this prospectus, the authorized capital stock of CSX is (i) 300,000,000 shares of common stock, par value $1.00 per share, and (ii) 25,000,000 shares of preferred stock, without par value, issuable in series, of which 3,000,000 shares of Series B Preferred Stock were reserved for issuance under the Shareholders Rights Plan. As of December 29, 2000, 212,737,613 shares of common stock were issued and outstanding, and no shares of preferred stock were outstanding.

  The following summary of certain provisions of common stock, preferred stock, Series B Preferred Stock, the Amended and Restated Articles of Incorporation and the By-laws of CSX do not purport to be complete and are qualified in their entirety by reference to the Amended and Restated Articles of Incorporation and the By-laws, copies of which have been incorporated by reference or filed as exhibits to the registration statement.

Common Stock

  CSX may issue (either separately or together with other securities) shares of common stock. If we offer common stock, the specific terms of the offering, including the number of shares offered and the initial public offering price, will be described in the applicable prospectus supplement.

  CSX common stock is listed on the New York Stock Exchange under the symbol "CSX." All outstanding shares of common stock are fully-paid and non-assessable. Any additional shares of common stock we issue will also be fully-paid and non-assessable. Holders of common stock are entitled to one vote per share on all matters voted on by shareholders, including elections of directors, and, except as otherwise required by law or provided by the express provisions of any series of preferred stock, the holders of those shares exclusively possess all voting power of CSX. If and when issued and except as otherwise provided by law, the holders of Series B Preferred Stock will be entitled to 100 votes per share (subject to adjustment in accordance with the Amended and Restated Articles of Incorporation) on all matters submitted to a vote of CSX shareholders, and the holders of Series B Preferred Stock and the holders of common stock and any other class of stock of CSX then having general voting rights will vote together as one class. See "--Preferred Stock" and "--Series B Preferred Stock Reserved for Issuance" below. There is no cumulative voting in the election of directors, and no holder of common stock is entitled as such, as a matter of right, to subscribe for or purchase any shares of common stock or preferred stock. Subject to the preferential rights of any outstanding series of preferred stock, the holders of common stock are entitled to receive ratably dividends as may be declared from time to time by our Board of Directors from funds legally available for that purpose. In the event of a liquidation, dissolution or winding up of CSX, holders of common stock are entitled to share ratably in all assets remaining after payment or provision for liabilities and amounts owing in respect of any outstanding preferred stock.

  The transfer agent for CSX common stock is Harris Trust Company located in Chicago, Illinois.

Preferred Stock

  CSX may issue shares of our preferred stock, in one or more series, either separately, or together with, or upon the conversion of or in exchange for, other securities.

  The following description of preferred stock sets forth certain general terms and provisions of any series of preferred stock to which any prospectus supplement may relate. If we offer preferred stock, the terms of any particular series of preferred stock, including preferred stock to be represented by depositary shares, will be described in the applicable prospectus supplement, including (where applicable):

  .  the title of the series;

  .  the number of shares offered;

  .  the initial public offering price;

  . the dividend rate or method of calculation of the dividend rate and the dividend payment dates or periods;

  . the date from which dividends will accrue and whether dividends will be cumulative;

  . any right to vote with holders of shares of any other series or class and any right to vote as a class;

  . the provisions for redemption or repurchase, if applicable, including any sinking fund provisions for the redemption or repurchase of shares;

  . the amount payable with respect to both the payment of dividends and the distribution of assets upon liquidation, dissolution or winding up of CSX;

  .  any listing on any securities exchange;

  .  the procedures for any auction or remarketing, if any;

  . the terms and conditions, if any, upon which the preferred stock will be convertible into or exchangeable for other securities;

  .  whether interests will be represented by depositary shares; and

  .  any other specific terms of the offered preferred stock.

  The form of articles of amendment relating to a series of offered preferred stock will be filed as an exhibit to or incorporated by reference in the registration statement. The terms of the preferred stock offered under any prospectus supplement may differ from the general terms set forth in this prospectus.

  Preferred stock may be issued from time to time in one or more series. Subject to limitations prescribed by Virginia law and the Amended and Restated Articles of Incorporation, our Board of Directors, without further action by the shareholders, is authorized to designate and issue in series preferred stock and to fix as to any series:

  .  the number of shares constituting that series,

  . the rate of dividend, the time of payment and, if cumulative, the dates from which dividends will be cumulative, and the extent of participation rights, if any,

  . any right to vote with holders of shares of any other series or class and any right to vote as a class, either generally or as a condition to specified corporate action,

  . the price at and the terms and conditions on which shares may be redeemed, including any sinking fund provisions for the redemption or purchase of shares,

  .  the amount payable in the event of a liquidation, and

  . whether shares will have the privilege of conversion, and if so, the terms and conditions on which shares may be converted.

  The issuance of preferred stock, while providing flexibility in connection with possible acquisitions and other corporate purposes, could, among other things, adversely affect the voting power of the holders of common stock and, under certain circumstances, make it more difficult for a third party to gain control of CSX or remove present management and could have the effect of delaying or preventing a merger, tender offer or other attempted takeover of CSX. No holder of preferred stock will be entitled, as a matter of right, to subscribe for or purchase any shares of preferred stock or common stock.

  Preferred stock will, when issued, be fully-paid and non-assessable. Unless otherwise specified in the applicable prospectus supplement, any series of offered preferred stock will rank, with respect to dividends and the distribution of assets, senior to Series B Preferred Stock, if issued, and common stock, and on a parity with shares of any other outstanding series of preferred stock. Therefore, the Rights (described below) and any preferred stock that may subsequently be issued may limit the rights of the holders of our common stock and preferred stock. In addition, under certain circumstance, preferred stock could also restrict dividend payments to our holders of common stock.

  The transfer agent and registrar for a series of preferred stock will be named in the applicable prospectus supplement.

Series B Preferred Stock Reserved for Issuance

  In connection with the issuance of the Rights (described under "--Shareholder Rights Plan" below), our Board of Directors designated 3,000,000 shares of preferred stock as Series B Preferred Stock. No shares of Series B Preferred Stock are outstanding as of the date of this prospectus, and shares of Series B Preferred Stock will be issued only in connection with the exercise of Rights.

  Subject to the rights of the holders of shares of any other series of preferred stock ranking prior and superior to Series B Preferred Stock with respect to dividends, and in preference to common stock or any other junior series of preferred stock or other stock, each share of Series B Preferred Stock is generally entitled to receive, when, as and if declared by our Board of Directors out of funds legally available for that purpose, cumulative quarterly cash dividends equal to the greater of $1.00 per share or, subject to certain adjustments, 100 times the aggregate per share amount of all cash dividends and non-cash dividends paid on each share of CSX's common stock in the preceding quarter. Whenever quarterly dividends or other distributions payable to the holders of Series B Preferred Stock are in arrears, whether or not those dividends or other distributions have been declared, CSX cannot

  . declare or pay dividends or distributions to holders of common stock or any shares of stock junior to Series B Preferred Stock or

  . purchase or otherwise acquire shares of Series B Preferred Stock or any shares of stock junior to or on parity with Series B Preferred Stock.

  Except as otherwise provided by law, holders of shares of Series B Preferred Stock are entitled to 100 votes for each share held, and the shares of Series B Preferred Stock and the shares of common stock of CSX will vote together as one class. In the event CSX declares or pays any dividend to holders of common stock payable in common stock, or affects the number of outstanding shares of common stock by reclassification or otherwise, the number of votes per share of Series B Preferred Stock will be adjusted to equalize the relative voting strength of the Series B Preferred Stock vis-a-vis the common stock to the relative voting strength immediately prior to that event.

  Upon any involuntary or voluntary liquidation, dissolution or winding up of CSX, subject to the rights of any other capital stock prior in rank with respect to liquidation, dissolution or winding up, the holders of Series B Preferred Stock will be entitled to be paid out of the assets of CSX legally available for that purpose the greater of $100 per share, plus accumulated and unpaid dividends, or an amount per share equal to 100 times the aggregate amount to be distributed per share to the holders of common stock (subject to certain adjustments). In that liquidation, dissolution or winding up, Series B Preferred Stock will be paid prior to any distributions to the holders of common stock or any other stock ranking junior to Series B Preferred Stock. Holders of stock ranking on a parity (either as to dividends or liquidation, dissolution or winding up) with Series B Preferred Stock, will share ratably in any distribution with holders of Series B Preferred Stock in proportion to the total amounts to which the holders of all those shares are entitled upon liquidation, dissolution or winding up of CSX.

  In the event that CSX enters into any consolidation, merger, combination or other transaction in which common stock is exchanged for or changed into other securities, cash or property, the holders of Series B Preferred Stock will be entitled to receive 100 times the per share consideration received in connection with that transaction by holders of common stock (subject to certain adjustments).

  Shares of Series B Preferred Stock which have been acquired by CSX in any manner whatsoever will not be reissued as Series B Preferred Stock, but will be retired and cancelled in the manner provided by Virginia law and will constitute authorized but unissued preferred stock undesignated as to series. Shares of Series B Preferred Stock are not redeemable.

Shareholder Rights Plan

  The following summary of certain provisions of CSX's Shareholder Rights Plan and the Rights Agreement, dated as of May 29, 1998 as amended by Amendment No. 1 dated as of June 27, 2000 (the "Rights Agreement"), between CSX and Harris Trust Company of New York does not purport to be complete and is qualified in its entirety by reference to the Rights Agreement, including the form of Rights certificate attached to the Rights Agreement, and the articles of amendment for Series B Preferred Stock, both of which are incorporated by reference as exhibits to the registration statement.

  The Rights Agreement contains provisions that could make it more difficult for a third party to gain control of CSX and that could have the effect of delaying or preventing a merger, tender offer or other takeover attempt of CSX. In May 1998, the Board of Directors of CSX declared a dividend of one preferred share purchase right (each, a "Right") for each share of common stock outstanding as of June 8, 1998. Each Right entitles its holder to purchase from CSX, until the earliest of June 8, 2008, or the redemption or exchange of the Rights, one one-hundredth (1/100th) of a share of Series B Preferred Stock at an exercise price of $180 per Right, subject to certain adjustments or, under certain circumstances, to obtain additional shares of common stock of CSX in exchange for each Right. The Rights will not be exercisable or transferable apart from common stock of CSX until the earlier of 10 days following the public announcement that a person or affiliated group has acquired or obtained the right to acquire 10% or more of the outstanding common stock of CSX; or 10 days following the commencement or announcement of an intention to make a tender offer or exchange offer, the consummation of which would result in the ownership by a person or group of 10% or more of the outstanding common stock of CSX. Our Board of Directors may redeem the Rights at a price of one cent per Right at any time prior to the acquisition by a person of 10% or more of the outstanding common stock of CSX.

Virginia Stock Corporation Act; Anti-takeover Effects

  The Virginia Stock Corporation Act contains provisions governing "Affiliated Transactions." These provisions, with several exceptions discussed below, generally require approval of certain material transactions between a Virginia corporation and any beneficial holder of more than 10% of any class of its outstanding voting shares (an "Interested Shareholder") by a majority of disinterested directors and by the holders of at least two-thirds of the remaining voting shares. Affiliated Transactions subject to this approval requirement include mergers, share exchanges, material dispositions of corporate assets not in the ordinary course of business, any dissolution of the corporation proposed by or on behalf of an Interested Shareholder, or any reclassification, including reverse stock splits, recapitalization or merger of the corporation with its subsidiaries, which increases the percentage of voting shares owned beneficially by an Interested Shareholder by more than 5%.

  For three years following the time that an Interested Shareholder becomes an owner of 10% of the outstanding voting shares, a Virginia corporation cannot engage in an Affiliated Transaction with that Interested Shareholder without the approval of two-thirds of the voting shares other than those shares beneficially owned by the Interested Shareholder, and the approval of a majority of the Disinterested Directors. "Disinterested Director" means, with respect to a particular Interested Shareholder, a member of our Board of Directors who was

  . a member on the date on which an Interested Shareholder became an Interested Shareholder or

  . recommended for election by, or was elected to fill a vacancy and received the affirmative vote of, a majority of the Disinterested Directors then on the Board.

After the expiration of the three-year period, the statute requires approval of Affiliated Transactions by two-thirds of the voting shares other than those beneficially owned by the Interested Shareholder.

  The principal exceptions to the special voting requirements apply to transactions proposed after the three-year period has expired and require either that the transaction be approved by a majority of CSX's Disinterested Directors or that the transaction satisfy the fair-price requirements of the statute. In general, the fair-price requirement provides that in a two-step acquisition transaction, the Interested Shareholder must pay the shareholders in the second step either the same amount of cash or the same amount and type of consideration paid to acquire CSX's shares in the first step.

  None of the limitations and special voting requirements described above applies to an Interested Shareholder whose acquisition of shares making that person an Interested Shareholder was approved by a majority of CSX's Disinterested Directors.

  These provisions are designed to deter certain types of takeovers of Virginia corporations. The statute provides that, by affirmative vote of a majority of the voting shares other than shares owned by any Interested Shareholder, a corporation can adopt an amendment to its articles of incorporation or by-laws providing that the Affiliated Transactions provisions shall not apply to the corporation. CSX has not "opted out" of the Affiliated Transactions provisions.

  Virginia law also generally provides that shares of a Virginia corporation acquired in a transaction that would cause the acquiring person's voting strength to meet or exceed any of three thresholds (20%, 33 1/3% or 50%) have no voting rights with respect to those shares unless granted by a majority vote of shares not owned by the acquiring person or any officer or employee-director of the corporation. This provision empowers an acquiring person to require the Virginia corporation to hold a special meeting of shareholders to consider the matter within 50 days of its request. The Board of Directors of a Virginia corporation can opt out of this provision at any time before four days after receipt of a control share acquisition notice.

                        DESCRIPTION OF DEPOSITARY SHARES

  CSX may offer depositary shares (either separately or together with other securities) representing fractional interests in shares of our preferred stock of any series. In connection with the issuance of any depositary shares, CSX will enter into a deposit agreement with a bank or trust company, as depositary, which will be named in the applicable prospectus supplement. Depositary shares will be evidenced by depositary receipts issued pursuant to the related deposit agreement. Immediately following the issuance by CSX of the preferred stock related to the depositary shares, we will deposit the shares of preferred stock with the relevant preferred stock depositary and will cause the preferred stock depositary to issue, on our behalf, the related depositary receipts. Subject to the terms of the deposit agreement, each owner of a depositary receipt will be entitled, in proportion to the fraction of a share of preferred stock represented by the related depositary share, to all the rights, preferences and privileges of, and will be subject to all of the limitations and restrictions on, the preferred stock represented by the depositary receipt (including, if applicable, dividend, voting, conversion, exchange, redemption and liquidation rights).

  The form of deposit agreement, together with the form of related depositary receipt, that will be entered into with respect to a particular offering of depositary shares will be filed as an exhibit to or incorporated by reference in the registration statement.

  The applicable prospectus supplement will describe the terms of the depositary shares and the related deposit agreement for a particular issue of depositary shares, which terms may include the following if applicable to those depositary shares:

  . the terms of the series of preferred stock deposited by CSX under the related deposit agreement;

  . the number of depositary shares and the fraction of one share of preferred stock represented by one depositary share;

  .  whether the depositary shares will be listed on any securities exchange;

  . whether the depositary shares will be sold with any other securities and, if so, the amount and terms of those securities; and

  . any other specific terms of the depositary shares and the related deposit agreement.

                       DESCRIPTION OF SECURITIES WARRANTS

  CSX may issue, either separately or together with other securities, securities warrants for the purchase of debt securities, preferred stock or common stock. Each securities warrant will entitle the holder to purchase the principal amount of debt securities or number of shares of preferred stock or common stock, as the case may be, at the exercise price and in the manner specified in the prospectus supplement relating to those securities warrants. Securities warrants may be exercised at any time up to the date and time specified in the applicable prospectus supplement.

  Securities warrants will be issued under one or more warrant agreements to be entered into between CSX and a bank or trust company, as warrant agent. The material terms and provisions of the warrant agreement for a particular issue of securities warrants will be set forth in the applicable prospectus supplement. The form of securities warrant agreement, including the form of certificates representing the securities warrants, that will be entered into with respect to a particular offering of securities warrants will be filed as an exhibit to or incorporated by reference in the registration statement.

  The applicable prospectus supplement will describe the terms of the securities warrants for a particular issue of securities warrants, which terms may include the following if applicable to those securities warrants:

  .  the title and aggregate number of the securities warrants;

  . the designation, aggregate principal amount, currency, currencies or currency units and terms of the debt securities purchasable upon exercise of the securities warrants; the price, or the manner of determining the price, at which the debt securities may be purchased upon exercise of the securities warrants;

  . the designation, number of shares and terms of the series of preferred stock purchasable upon exercise of the securities warrants; the price, or the manner of determining the price, at which the preferred stock may be purchased upon exercise of the securities warrants;

  . the number of shares of common stock that may be purchased upon exercise of each securities warrant; the price, or the manner of determining the price, at which the shares may be purchased upon the exercise of the securities warrants;

  . if other than cash, the property and manner in which the exercise price of the securities warrants may be paid; and any minimum number of securities warrants that may be exercisable at any one time;

  . the time or times at which, or period or periods during which, the securities warrants may be exercised and the expiration date of the securities warrants;

  .  the terms of any right of CSX to redeem the securities warrants;

  . the terms of any right of CSX to accelerate the exercise of the securities warrants upon the occurrence of certain events;

  . whether the securities warrants will be sold with any other securities, and the date, if any, on and after which the securities warrants and the other securities will be separately transferable;

  . whether the securities warrants will be issued in registered or bearer form;

  . a discussion of certain material Federal income tax, accounting and other special considerations, procedures and limitations relating to the securities warrants; and

  .  any other terms of the securities warrants.

                              PLAN OF DISTRIBUTION

  CSX may sell securities to one or more underwriters for public offering and sale by them or may sell securities to institutional investors directly or through agents who solicit or receive offers on our behalf or through dealers or through a combination of any these methods of sale. The prospectus supplement with respect to particular securities will set forth the terms of the offering of those securities, including the name or names of any underwriters or agents, the public offering or purchase price and the proceeds to CSX from that sale, the expenses of the offering, any discounts and commissions to be allowed or paid to the underwriters or agents, all other items constituting underwriting compensation, the discounts and commissions to be allowed or paid to dealers, if any, and the securities exchanges, if any, on which the securities will be listed.

  Underwriters may offer and sell the securities at a fixed price or prices, which may be changed, or from time to time at market prices prevailing at the time of sale, at prices related to prevailing market prices or at negotiated prices. We also may offer and sell securities in exchange for one or more of our outstanding issues of debt. We may, from time to time, authorize agents acting on a best or reasonable efforts basis as our agents to solicit or receive offers to purchase the securities upon the terms and conditions as are set forth in the applicable prospectus supplement. In connection with the sale of securities, underwriters or agents may be deemed to have received compensation from CSX in the form of underwriting discounts or commissions and may also receive commissions from purchasers of securities for whom they may act as agent. Underwriters may sell securities to or through dealers, and dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters and/or commissions from the purchasers for whom they may act as agent.

  Underwriters, dealers and agents who participate in the distribution of securities and their controlling persons may be entitled, under agreements which may be entered into with CSX, to indemnification by us against certain liabilities, including liabilities under the Securities Act, or to contribution with respect to payments which the underwriters, dealers or agents and their controlling persons may be required to make in respect of those liabilities.

  If so indicated in the applicable prospectus supplement, CSX may authorize underwriters or other persons acting as our agents to solicit offers by certain institutions to purchase securities from us pursuant to contracts providing for payment and delivery on a future date. Institutions with which those contracts may be made include commercial and savings banks, insurance companies, pension funds, investment companies, educational and charitable institutions and others, but in all cases those institutions must be approved by us. The obligations of any institutional purchaser under those contracts will not be subject to any conditions except

  . the purchase by that institution of the securities covered by the contract will not at the time of delivery be prohibited under the laws of the jurisdiction to which that institution is subject, and

  . if the securities are being sold to underwriters, we will have sold to the underwriters the total principal amount of the securities less the principal amount covered by delayed delivery contracts.

  Each series of offered securities other than common stock will be a new issue of securities with no established trading market. Any underwriters to whom offered securities are sold by CSX for public offering and sale may make a market in such offered securities, but the underwriters will not be obligated to do so and may discontinue any market making at any time without notice. No assurance can be given as to the liquidity of the trading market for any offered securities.

  Any underwriter may engage in stabilizing and syndicate covering transactions in accordance with Rule 104 under the Exchange Act. Rule 104 permits stabilizing bids to purchase the underlying security so long as the stabilizing bids to do not exceed a specified maximum. The underwriters may over-allot offered securities, thereby creating a short position in the underwriters' account. Syndicate covering transactions involve purchases of offered securities in the open market after the distribution has been completed to cover syndicate short positions. Stabilizing and syndicate covering transactions may cause the price of the offered securities to be higher than it would otherwise be in the absence of such transactions. These transactions, if commenced, may be discontinued at any time.

  Certain of the underwriters, dealers or agents and their affiliates may engage in transactions with and perform services for CSX in the ordinary course of business.

                                 LEGAL OPINIONS

  McGuireWoods LLP, Richmond, Virginia will issue an opinion concerning the validity of the offered securities for CSX. Robert L. Burrus, Jr., a partner of McGuireWoods LLP, is a director of CSX and owns 15,729 shares of common stock. Any underwriter, dealer or agent will be advised about other issues relating to any offering by its own legal counsel.

                                    EXPERTS

  Ernst & Young LLP, independent auditors, have audited our consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 29, 2000 and our consolidated financial statements for the year ended December 31, 1999 as restated in our Current Report on Form 8-K filed with the SEC on January 31, 2001, as set forth in their respective reports, which are incorporated by reference in this prospectus and elsewhere in the registration statement. Our consolidated financial statements are incorporated by reference in reliance on Ernst & Young LLP's report, given on their authority as experts in accounting and auditing.

  The consolidated financial statements of Conrail Inc. at December 31, 2000 and 1999 and for each of the two years in the period then ended, included in our Annual Report on Form 10-K for the year ended December 29, 2000, have been audited by Ernst & Young LLP and KPMG LLP, independent auditors, as set forth in their report, which is incorporated by reference in this prospectus and elsewhere in the registration statement, and are included in reliance upon such reports given on the authority of said firms as experts in accounting and auditing.

  The consolidated statements of income, of stockholders' equity and of cash flows of Conrail Inc. for the year ended December 31, 1998 incorporated in this prospectus by reference to the Annual Report on Form 10-K of CSX Corporation for the fiscal year ended December 29, 2000, which includes such financial statements of Conrail Inc. in Exhibit 99, have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

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  No dealer, salesperson or other person is authorized to give any information or to represent anything not contained or incorporated by reference in this prospectus. You must not rely on any unauthorized information or representations. This prospectus is an offer to sell only the Notes offered hereby, but only under circumstances and in jurisdictions where it is lawful to do so. The information contained in this prospectus is current only as of its date.

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                               TABLE OF CONTENTS

                                                                            Page
                                                                            ----
                           Prospectus Supplement
CSX Corporation............................................................ S-2
Use of Proceeds............................................................ S-2
Description of Notes....................................................... S-2
Underwriting............................................................... S-7
Legal Matters.............................................................. S-8

                                Prospectus

About This Prospectus......................................................   2
Where You Can Find More Information........................................   3
CSX Corporation............................................................   4
Forward-Looking Statements.................................................   5
Ratio of Earnings to Fixed Charges.........................................   5
Use of Proceeds............................................................   6
Description of Debt Securities.............................................   7
Description of Capital Stock...............................................  21
Description of Depositary Shares...........................................  26
Description of Securities Warrants.........................................  27
Plan of Distribution.......................................................  28
Legal Opinions.............................................................  29
Experts....................................................................  29

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                                 $500,000,000

                                CSX Corporation

                             6.75% Notes due 2011


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                                  [CSX LOGO]

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                             Goldman, Sachs & Co.
                             Salomon Smith Barney
                        Banc of America Securities LLC
                          Credit Suisse First Boston
                                   JPMorgan
                              Merrill Lynch & Co.
                                Scotia Capital


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